Exhibit 23.2


                          [Letterhead of Mantyla Mcreynolds LLC]






Consent of Independent Registered Public Accounting Firm


Re: Consent to be named in the S-8 Registration Statement of Donar Enterprises, Inc., a Delaware corporation (the "Registrant"), SEC File No. 000-26337, to be filed on or about May 25, 2005 covering the registration and issuance of 100,000 shares of common stock as part of the Donar Enterprises, Inc., Employee Compensation Plan.

Ladies and Gentlemen:


We consent to the incorporation by reference, in the Registration Statement on Form S-8 filed by Donar Enterprises, Inc., to our report dated March 20, 2004 appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2003.




                                                    Mantyla McReynolds
                                                    Certified Public Accountants


Salt Lake City, Utah
May 25, 2005